UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 15, 2009

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Robert J. Kocourek as Chief Financial Officer

On October 15, 2009, Robert J. Kocourek gave notice of his intention to resign as Chief Financial Officer of Polymer Group, Inc. (the “Company”) immediately after the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2009 (the “10-Q Filing Date”).  Mr. Kocourek’s employment with the Company will end on April 16, 2010 (the “Resignation Date”).  Between the 10-Q Filing Date and the Resignation Date, Mr. Kocourek will remain an employee of the Company, during which time he will assist with a smooth transition of his responsibilities and work on such special projects as may be requested by the Company’s Chief Executive Officer.

On October 15, 2009, the Company entered into a Separation Agreement with Mr. Kocourek (the “Separation Agreement”).  In accordance with the Separation Agreement, Mr. Kocourek is entitled to receive his current base salary through the Resignation Date.  In addition, as payment of severance, Mr. Kocourek is entitled to receive (i) an amount equal to his current base salary until October 16, 2010 and, thereafter, through the earlier of April 16, 2011 or the date on which he obtains alternate employment, (ii) an additional amount for his unused vacation days and paid time off days, and (iii) his share of any bonus amounts for the Company’s 2009 fiscal year if such bonuses are awarded to senior management generally in the discretion of the Compensation Committee of the Board of Directors.  Mr. Kocourek will also retain the vested portion of his restricted stock awards, less amounts previously withheld for taxes (the “Restricted Shares”), and the vested portion of his stock option grants (the “Option Shares”).  The final number of Restricted Shares and Option Shares on the Resignation Date will be determined based on the Company’s 2009 performance pursuant to the terms and conditions of the Company’s 2008 Stock Plan, 2005 Stock Plan, and 2003 Option Plan, as applicable.  The Restricted Shares and Option Shares will also remain subject to the terms and conditions of the Company’s 2008 Stock Plan, 2005 Stock Plan, and 2003 Option Plan, as applicable, and the accompanying grant agreements, except for identified provisions requiring forfeiture in the event of certain terminations and restrictions on the resale of the Restricted Shares.  All payments under the Separation Agreement are subject to applicable tax withholding by the Company.

Until October 16, 2010, the Company will pay the employer portion of the premiums for group medical, dental and hospitalization insurance (the “Health Benefits”) at the coverage levels in effect at the Resignation Date.  Mr. Kocourek also is entitled to continue his Health Benefits as provided by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) beginning on October 17, 2010 and continuing through October 16, 2011, at his sole cost and expense.  The Company’s obligations with respect to the Health Benefits and COBRA coverage will be limited to the extent Mr. Kocourek obtains benefits from a subsequent employer that are no less favorable to him in the aggregate.

The Separation Agreement contains customary (a) confidentiality obligations for Mr. Kocourek with respect to both Company and third-party confidential information, (b) non-compete and non-solicitation obligations for Mr. Kocourek through April 16, 2011 and (c) protection of the Company’s intellectual property rights.  In addition, under the terms of the Company’s 2003 Stock Option Plan, Mr. Kocourek will continue to be subject to the plan’s non-compete provisions for so long as the Option Shares remain outstanding.  In connection with the execution of the Separation Agreement, Mr. Kocourek also executed a General Release of claims in favor of the Company and certain of its affiliates and related parties.

Except as provided above, Mr. Kocourek is not entitled to receive any other payments from the Company related to the termination of his employment, including without limitation payments pursuant to the Change in Control Severance Compensation Agreement, dated as of January 23, 2008, as amended effective April 10, 2008, between Mr. Kocourek and the Company (the “Change in Control Agreement”), or the Company’s bonus plan, if any is adopted, in respect of a bonus for the 2010 fiscal year.

Effective October 15, 2009, the Change in Control Agreement was terminated in accordance with the terms and conditions of the Separation Agreement, without any obligation on the part of the Company or Mr. Kocourek under the Change in Control Agreement for any event or transaction occurring prior to or following its termination.

Appointment of Keith B. Hall as Interim Chief Financial Officer

The Board will conduct a search for a new Chief Financial Officer.  Until this search has been completed, Keith B. Hall, a member of the Audit Committee and Chair of the Capital Projects Committee of the Board of Directors, will serve as the Company’s interim Chief Financial Officer effective immediately after the filing of the Company’s Quarterly Report on Form 10-Q for the period ended October 3, 2009.  Mr. Hall will serve at the discretion of the Board.  Mr. Hall, 55, has served as a director of the Company since December 10, 2008.  Mr. Hall retired as Senior Vice President and Chief Financial Officer from Lending Tree, LLC, an online lending exchange, in 2007 where he was employed since 1999.  Mr. Hall also serves as a director of MTM Technologies, Inc.

Mr. Hall will begin working immediately on a transition of responsibilities from Mr. Kocourek, will be paid $25,000 per month, and will receive a grant of 12,500 shares of restricted stock under the Company’s 2004 Restricted Stock Plan for his services.

A copy of the Company’s press release, dated October 16, 2009, announcing the events described herein is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.                        Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release of Polymer Group, Inc. dated October 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: October 19, 2009	By:	/s/ Daniel L. Rikard
Daniel L. Rikard
Vice President, General Counsel and Secretary